Exhibit 10.2

GoRemote Internet Communications, Inc.
1421 McCarthy Blvd.
Milpitas, CA  95035

Confidential Fax: (408) 435-8687

Personal and Confidential

July 29, 2004

Mr. Tom Thimot

21 Briggs Street

Salem, MA 01970

Dear Tom:

I am pleased to offer you the position of President and Chief Executive Officer of GoRemote Internet Communications, Inc. (“GoRemote” or “the Company”).  The terms and conditions of this offer are stated below:

Responsibility:  You will be responsible for all of the day-to-day operations of the Company.  You will be responsible for meeting or exceeding the Company’s goals on a quarterly and annual basis, as established from time to time by the Board of Directors.

Reporting:  You will report to the Chairman of the Board of Directors.

Base Salary:  You will be paid a base salary of $275,000.00 per annum, payable semi-monthly.   Your base salary will increase to $300,000 per annum after the Company achieves one fiscal quarter of positive income before taxes measured on a GAAP basis, but excluding non-cash amortization charges (“Adjusted Income”) and to $350,000 per annum after the Company achieves two fiscal quarters of positive Adjusted Income.

Performance Bonus: You will participate in the Company’s Corporate Bonus Plan that is approved by the Board of Directors.  Your target bonus under the Corporate Bonus Program will be sixty percent of your base salary.  In no event will you be eligible for bonus payouts until the Company achieves one full quarter of positive Adjusted Income.

Performance and Salary Reviews:  Performance/salary reviews are conducted in January on an annual basis.

Employee Stock Option Grants: Youwill be granted an incentive stock option subject to Board approval for the purchase of one million two hundred thousand (1,200,000) shares of the Company’s common stock.  A recommendation will be made to the Company’s Board to grant this option at its July 29, 2004 meeting at the closing price of the Company’s common stock on The Nasdaq National Market and subject to the following forty-eight month vesting schedule (12.5% cliff vest after 6 months and the balance vesting ratably on a monthly basis over the following 42 months), with vesting starting as of your first day of employment by the Company.

Change of Control:  In the event of a “Change of Control” (as defined herein) during your employment as President and Chief Executive Officer Officer, 50% of your then unvested options will be vested immediately upon the effective date of the Change of Control, without regard to satisfaction of the conditions to vesting that would otherwise apply.  For purposes of this paragraph, a “Change of Control” means (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and stock options granted under the Company’s 1999 Equity Incentive Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all employees receiving such options), (b) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own a majority of the shares or other equity interest in the Company or its parent, (c) the sale of substantially all of the assets of the Company, or (d) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction.

Relocation Expenses:  The Company shall either directly pay or reimburse you for the following expenses, not to exceed $100,000 in total before applicable gross-up (as limited below): (a) up to six (6) months of rent for a reasonable executive home in the San Francisco Bay area, (b) round trip economy class air fare between Boston and San Francisco/San Jose at a reasonable frequency for up to three (3) months, (c) reasonable moving expenses, (d) standard brokerage commissions incurred as a result of the sale of your principal residence in Massachusetts,  and (e) one level of gross-up on such costs to the extent they are required to be recognized by you as personal taxable income under the Internal Revenue Code.

Employee Benefits:  As an employee of GoRemote, you will receive benefits in accordance with the GoRemote employee benefits plans, as may be amended from time to time.  The current benefit package includes a choice of medical plans, as well as dental, life, disability and accidental dismemberment insurance.

GoRemote 401(k) Plan: As a full-time employee of GoRemote, you may, if you wish, enroll in the Company’s 401(k) Plan at the next or a subsequent Plan entry date.  You will be provided with a full description of the Plan as well as your contribution and investment options.

Terms of Employment:  Your employment will be considered “at will” and will continue for an indefinite term.  Employment at will means that either you or the Company may terminate the employment relationship at any time for any reason, with or without cause.

Termination of Employment without Cause:  The Company may terminate your employment at any time without cause. If the Company terminates your employment without cause, the Company will provide you a severance payment equivalent to six months’ base salary, payable monthly in accordance with the Company’s normal payroll policies.

Additionally, the Company will provide you with reimbursement of up to six (6) months of COBRA insurance coverage.  Such insurance reimbursement will be provided for up to six (6) months unless comparable benefits are otherwise provided to you by a third party.  You may also have additional COBRA rights to extend GoRemote-related insurance benefits at your cost for an additional period of time.

The Company may, also, terminate your employment for cause in its sole discretion.  For the purposes of this Offer of Employment, unless otherwise noted, “cause” shall mean the occurrence of any one or more of the following: (a) you shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony; (b) you shall have intentionally committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company; or (c) you shall have willfully and continually failed to substantially perform your reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness) or adhere to the Company’s written policies that have been disclosed to you, which failure is not cured within thirty (30) days after a written demand for substantial performance, describing such failure in reasonable detail, is received by you from the Company.

Termination of Employment with Cause.  If the Company terminates your employment with cause, then you will receive no severance payment from the Company.

Release:  Payment of any severance payments set forth in this letter is expressly conditional upon receipt by the Company of its then current standard form of release and waiver of claims.

Confidentiality:  This offer is being extended to you solely based on your skill, experience, education and our view of your potential for success here.  This offer is not being made in order to acquire confidential or proprietary information or trade secrets from any previous employer that you may have come to possess.  Consequently, we must instruct you to abide by any contractual or legal obligations that you have to maintain the confidentiality of information that you are obligated to protect.  By accepting employment with GoRemote, you agree not to use or disclose proprietary information or trade secrets from any previous employer in the course of performing your duties for GoRemote under any circumstances.  You must not keep any items or materials related to your former employer or use such materials during your employment with GoRemote.  If you have any questions regarding what constitutes such information, GoRemote encourages you to contact your former employer.

By accepting employment with GoRemote, you agree to be bound by its policies and procedures, including the GoRemote Code of Business Conduct and Ethics and GoRemote’s Employee Invention Assignment and Confidentiality Agreement, which you will be asked to sign on or before your first day of work at GoRemote.  This offer is the entire initial basic agreement relating to your position, compensation, reporting relationship and employee benefits.  By signing below, you acknowledge that you have not been induced to accept employment by any representations or statements, oral or written, not contained herein.

Start Date:   Your employment with GoRemote will commence on or before July 29, 2004.

If you agree with the terms stated in this letter, please sign and return the attached Acceptance and Acknowledgement.  This offer will expire at 6:00 p.m. on July 29, 2004.

Tom, the entire GoRemote team looks forward to a long and mutually prosperous relationship with you.   We are confident that you will have a significant and positive impact on the future growth and success of GoRemote.

Sincerely,

/s/ DAVID L. TEICHMANN

David L. Teichmann

Senior Vice President, General Counsel and Secretary

Enclosure:	Employee Invention Assignment and Confidentiality Agreement

Copy:	Dr. Hong Chen, Chairman of the Board
Roderick C. McGeary, Chairman of the Compensation Committee

Acceptance and Acknowledgment

I have read, understand, and accept the foregoing terms of employment at GoRemote Internet Communications, Inc. and will start work no later than July 29, 2004.  I certify that, as of July 29, 2004, I have submitted my resignation to Netegrity, Inc. as its Vice President and that I am otherwise not employed by, on the payroll of, or compensated by any other company, or on the Board of Directors of any other company.  I will provide a written request to the Board seeking its approval of prospective new Board positions prior to entering into new Board-level commitments.

I understand that you do not wish me to bring any confidential or proprietary material of any former employer or to violate any lawful obligation to my former employers.

I understand that my employment is contingent on my providing appropriate legal proof of eligibility to be employed in the United States as well as signing the Company’s customary Employee Invention Assignment and Confidentiality Agreement and acknowledging my agreement to abide by the Company’s Code of Business Conduct and Ethics, both of which are attached.

I have indicated my anticipated start date below.

Signed:	/s/ TOM THIMOT	Anticipated Start Date: July 29, 2004
Tom Thimot

Date Signed:	July 29, 2004